Exhibit 5.1

David G. Peinsipp
T: +1 415 693 2177
dpeinsipp@cooley.com

May 6, 2016

Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Yelp Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,000,000 shares of the Company’s Class A common stock, par value $0.000001 (the “Shares”) pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 EIP”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the 2012 EIP, (c) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2012 EIP and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp